UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 15
                                 -------

CERTIFICATION  AND NOTICE OF  TERMINATION  OF  REGISTRATION  UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                 Commission File Number 1-13054

                      Alliance Entertainment Corp.
              ------------------------------------------------
          (Exact name of registrant as specified in its charter)



   4250 Coral Ridge Drive, Coral Springs, Florida 33065, Tel. (954) 255-4000
   --------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Common Stock
        -----------------------------------------------------------
         (Title of each class of securities covered by this Form)



                                   None
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     (Titles of all other  classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        [x]         Rule 12h-3(b)(1)(i)        [ ]
       Rule 12g-4(a)(1)(ii)       [ ]         Rule 12h-3(b)(1)(ii)       [ ]
       Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(i)        [ ]
       Rule 12g-4(a)(2)(i)        [ ]         Rule 12h-3(b)(2)(ii)       [ ]
       Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date: ten
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Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
Alliance Entertainment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     August 20, 1998                              By: /s/ Eric Weisman
          ---------------                                  ---------------------
                                                            Eric Weisman
                                                            President



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.